Exhibit 99.1

INmune Bio Inc. Announces First Quarter 2023 Results and Provides Business Update

Company to Host Conference Call Today, May 3, at 4:30pm ET

BOCA RATON, Fla., May 03, 2023 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announces its financial results for the quarter ended March 31, 2023 and provides a business update.

Q1 2023 Corporate Highlights:

DN-TNF Platform Highlights (XPro™ and INB03™):

●	AD02 blinded randomized Phase 2 clinical trial in patients with early Alzheimer’s Disease (AD) continues to enroll in Australia and Canada. The company is actively pursuing other regulatory venues to expand the clinical trial footprint. The company announced consolidation of the mild ADi and Mild Cognitive Impairment Phase 2 programs into a single trial to improve the efficiency and align the program with the most probable Phase 3 design. Discussions with the FDA have provided a clear pathway to lifting the clinical hold before the end of year.

●	Announced data in acute mdx model of Duchene’s Muscular Dystrophy (DMD) and formed DN02, Inc. a wholly owned subsidiary to facilitate partnering and development of DN-TNF in the treatment of DMD. Results from the long-term D2.mdx model are expected soon. Data presented to date suggests DN-TNF may improve treatment from boys with DMD by promoting muscle fiber regeneration and eliminating the need for corticosteroids. Corticosteroids, the current standard-of-care, is responsible for many of the metabolic and physical complications suffered by boys with DMD.

●	Presented additional data on combination of INB03™ DN-TNF with trastuzumab-deruxtecan (Enhertu™, TDxd) at the American Association for Cancer Research (AACR) annual scientific meeting in April showing that triple negative breast cancer (TNBC) often express MUC4. MUC4 expressing cancers, breast cancer, HER2+ breast cancer, TNBC, gastric and pancreatic cancer, are candidates for combination therapy with DN-TNF. In pre-clinical models, INB03™ DN-TNF reduced MUC4 expression to decrease resistance to immunotherapy including tyrosine kinase inhibitors (TKIs), trastuzumab and TDxd. The Company is developing a novel DN-TNF-bioconjugate compound with distinct intellectual property protections and testing in a variety of animal models in preparation of launching a strategic partnering program in oncology.

●	Announced pre-clinical, mouse model data that support the use of XPro™ as an early treatment following Traumatic Brain Injury (TBI) to prevent the development of amyloid pathology. Data shows neuroinflammation drives the development of amyloid pathology after TBI and can be prevented by neutralizing sTNF with XPro™. These data implicated TBI as a contributing factor for the development of AD.

INKmune™ Platform:

●	IND filed in April for the use of INKmune™ to treat patients with metastatic castration-resistant prostate cancer (mCRPC) in the US. Excluding skin cancer, prostate cancer is the most common cancer in men. The Phase I/II design will enroll patients at several medical centers in the US.

●	Additional sites have opened to support the ongoing Phase 1 trial in high risk MDS/AML. A second site in the UK, The Royal Hallamshire Hospital at Sheffield University Medical School treated their first patient on March 9th. A third site in Europe, Attikon University Hospital in Athens, Greece, has opened for recruitment and INKmune™ is being imported into Greece in readiness for patient enrollment.

●	Our CSO Mark Lowdell co-hosted a session at the Innate Killer Summit in La Jolla in March focused on the expanding world of memory-like NK cells in cancer immunotherapy and the ability of INKmune™ to generate these cells in vivo.

●	On June 1st, Dr Lowdell will present the opening plenary presentation in the Presidential Session at the annual International Society of Cell & Gene Therapy (ISCT) where he will share the latest data on INKmune.

Upcoming Events and Milestones:

●	Top-line results for the Phase 2 XPro™ trial for treatment of neuroinflammation as a cause of Alzheimer’s Disease is expected in 2H 2024.

●	Initiate a Phase 2 trial of XPro™ in patients with Treatment Resistant Depression that is partially funded by a $2.9 million NIH grant upon resolution of the FDA manufacturing review.

●	Additional open-label Phase 1 trial data of INKmune™ in high-risk MDS/AML in 2023.

●	Opening of a Phase I/II trial studying INKmune™ in prostate cancer upon the acceptance of the IND by the FDA.

Financial Results for the Quarter Ended March 31, 2023:

Net loss attributable to common stockholders for the quarter ended March 31, 2023 was approximately $6.5 million, compared to approximately $6.9 million during the quarter ended March 31, 2022.

Research and development expense totaled approximately $4.1 million for the quarter ended March 31, 2023 compared to approximately $4.3 million during the quarter ended March 31, 2022.

General and administrative expenses were approximately $2.3 million for the quarter ended March 31, 2023 compared to approximately $2.3 million during the quarter ended March 31, 2022.

Other expense was approximately $0.1 million for the quarter ended March 31, 2023 compared to approximately $0.4 million during the quarter ended March 31, 2022.

In addition, the Company received research and development rebates from Australia and the United Kingdom during the three months ended March 31, 2023 that totaled approximately $6.5 million.

As of March 31, 2023, the Company had cash and cash equivalents of approximately $51.0 million.

As of May 3, 2023, the Company had approximately 17.9 million common shares outstanding.

Earnings Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call. Please ask for the INmune Bio First Quarter Conference Call when reaching an operator.

Date: May 3, 2023
Time: 4:30 PM Eastern Time
Participant Dial-in: 1-844-826-3035 Participant Dial-in (international): 1-412-317-5195
Conference ID: 10177985

A live audio webcast of the call can be accessed using this link  or clicking here:
https://callme.viavid.com/?$Y2FsbG1lPXRydWUmcGFzc2NvZGU9JmluZm89Y29tcGFueSZyPXRydWUmYj0xNQ==

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through May 10 by dialing 1-844-512-2921 or 1-412-317-6671 (international) and entering PIN no. 10177985.

About XPro™

XPro™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals to convert the cancer patient’s resting NK cells into tumor killing memory-like NK cells.  INKmune™ treatment’s effect on NK cells is akin to treatment with at least three cytokines in combination (IL-12, IL-15, IL-18) to form memory-like NK cells.  In patients, INKmune™ primed tumor killing NK cells persist for more than 100 days and function in the in the hypoxic TME because due to upregulated nutrient and mitochondrial survival proteins.  INKmune™ is a patient friendly therapy that can be easily transported, stored and delivered to the patient by a simple intravenous infusion without the need for patient conditioning or premedication. INKmune™ is tumor agnostic; it can be used to treat many types of NK-resistant tumors including leukemia, lymphoma, myeloma, lung, ovarian, breast, renal and nasopharyngeal cancer.  INKmune™ is treating patients in an open label Phase I trial in high-MDS/AML in the UK and Europe.  The company plans an open label Phase I/II trial in metastatic castration-resistant prostate cancer in the US this year.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823

The following tables summarize our results of operations for the periods indicated:

INMUNE BIO INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$51,003	$52,153
Research and development tax credit receivable	1,814	8,099
Other tax receivable	396	362
Prepaid expenses and other current assets	3,633	4,027
Prepaid expenses – related party	35	34

TOTAL CURRENT ASSETS	56,881	64,675

Operating lease – right of use asset	485	507
Other assets	99	99
Acquired in-process research and development intangible assets	16,514	16,514

TOTAL ASSETS	$73,979	$81,795

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,077	$5,206
Accounts payable and accrued liabilities – related parties	9	9
Deferred liabilities	591	616
Current portion of long-term debt	7,500	5,000
Operating lease, current liabilities	106	87
TOTAL CURRENT LIABILITIES	10,283	10,918

Long-term debt, net	7,264	9,697
Long-term operating lease liabilities	498	526
Accrued liability – long-term	638	550
TOTAL LIABILITIES	18,683	21,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 17,945,995 shares issued and outstanding	18	18
Additional paid-in capital	153,536	151,799
Accumulated other comprehensive loss	(708)	(699)
Accumulated deficit	(97,550)	(91,014)
TOTAL STOCKHOLDERS’ EQUITY	55,296	60,104

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,979	$81,795

INMUNE BIO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2023	2022

REVENUE	$38	$163

OPERATING EXPENSES
General and administrative	2,328	2,332
Research and development	4,133	4,309
Total operating expenses	6,461	6,641

LOSS FROM OPERATIONS	(6,423)	(6,478)

OTHER EXPENSE
Other expense, net	(113)	(425)
Total other expense, net	(113)	(425)

NET LOSS	$(6,536)	$(6,903)

Net loss per common share – basic and diluted	$(0.36)	$(0.39)

Weighted average number of common shares outstanding – basic and diluted	17,945,995	17,870,285

COMPREHENSIVE LOSS
Net loss	$(6,536)	$(6,903)
Other comprehensive (loss) income – foreign currency translation	(9)	55
Total comprehensive loss	$(6,545)	$(6,848)

INMUNE BIO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	For the Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,536)	$(6,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,737	1,536
Accretion of debt discount	67	56
Changes in operating assets and liabilities:
Research and development tax credit receivable	6,285	(236)
Other tax receivable	(34)	92
Prepaid expenses	394	(2,390)
Prepaid expenses – related party	(1)	-
Accounts payable and accrued liabilities	(3,129)	(1,182)
Accounts payable and accrued liabilities – related parties	-	(71)
Deferred liabilities	(25)	110
Accrued liability – long-term	88	88
Operating lease liabilities	13	35
Net cash used in operating activities	(1,141)	(8,865)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	-	699
Net proceeds from the exercise of warrants	-	30
Net cash provided by financing activities	-	729

Impact on cash from foreign currency translation	(9)	55

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,150)	(8,081)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,153	74,810

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$51,003	$66,729